FORM OF
AMENDMENT TO THE NOVEMBER DEBENTURE

Reference is made to that certain 15% Debenture issued as follows:

Issuer:	Theater Xtreme Entertainment Group, Inc. (the “Company”)
Issued to:	Summit Trust IRA FBO Warren Danner (the “Payee”)
Principal Sum	______________
Maturity Date (as amended):	March 17, 2008
Original Issue date:	November , 2006

Whereas, the Company is continuing in the process of raising additional capital, and

Whereas, the Company desires that certain of its existing debentures be amended to facilitate this capital raise, and,

Whereas, the Payee agrees to further amend said Debenture,

Now, therefore, for and in consideration of One Dollar ($1.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Payee hereby agree that the Debenture be and hereby is amended as follows:

Paragraph 1, as amended, be deleted in its entirety and replaced by the following, effective on March 17, 2008:

“1.  Maturity. All principal, accrued interest and other amounts due hereunder shall be due and payable on April 30, 2008 (the “Maturity Date”) which date can be further extended for successive monthly increments (30 or 31 days as the case may be), on a month-to-month, basis at the sole discretion of the Payee. The Company may prepay the amounts due and payable due under this Debenture at any time in whole or in part without any prepayment penalty.”

All other provisions of the Debenture remain in full force and effect, other than any provision that conflicts with the terms of this amendment.

Agreed and Accepted:

	:	Theater Xtreme Entertainment Group, Inc.

/s/ November debenture Investor		/s/ James J. Vincenzo

by: _____________________________		by: James J. Vincenzo
its: _____________________________		CFO

Date:		Date